Exhibit 3.1

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 02/20/2014 09:19 AM
ID Number: 20071142535

Document number: 20141108408
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID number: 20071142535

1. Entity name: Eco Building Products, Inc.
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

   or

   If the corporation's period of duration as amended is perpetual, mark this box: ☑

5. The amended and restated constituent filed document is attached.

6. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMDRST_PC Page 1 of 2 Rev. 12/01/2012

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Zammit	Jennifer		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

100 Grovers Mill Road

(Street name and number or Post Office Box information)

Second Floor

Lawrenceville	NJ	08648
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMDRST_PC Page 2 of 2 Rev. 12/01/2012

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
ECO BUILDING PRODUCTS, INC.

In accordance with the provisions of the Colorado Business Corporation Act, Eco Building Products, Inc., a corporation organized and existing under the laws of Colorado, hereby amends and restates its Articles of Incorporation and certifies that:

FIRST:	The name of the corporation is Eco Building Products, Inc. (the "Corporation"). The date of filing of its original Articles of Incorporation with the Secretary of State was March 21, 2007. On July 31, 2009, June 29, 2011, January 11, 2011, March 5, 2013, September 19, 2013, September 27, 2013 and January 27, 2014 the Corporation filed an Amendment to its Articles of Incorporation with the Secretary of State, respectively.

SECOND:	These Amended and Restated Articles of Incorporation contain amendments that were adopted by the shareholders of the Corporation on September 24, 2013.

THIRD:	The text of the Corporation's Amended and Restated Articles of Incorporation, as heretofore amended, is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE. The name of the corporation is Eco Building Products, Inc.

ARTICLE TWO. The Corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States, or the world and may hold, purchase, mortgage, lease, and convey real and personal property in any of such places.

ARTICLE THREE. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 2,500,000,000 shares, consisting of the following classes of capital stock:

(a)	2,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”); and

(b)	500,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock); and

(c)
30,000 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) with the rights and preferences defined in the Certificate of Designation of the Series A Preferred Stock filed with the Secretary of State on January 27, 2014.

ARTICLE FOUR. (a) The number of directors of the Corporation shall be fixed by the Corporation's Bylaws.

(b) In addition to all other protections against liability afforded directors under the Colorado Business Corporation Act, no director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director, provided that the foregoing provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages for (1) any breach of the director's duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.
(c) The Corporation is authorized to purchase, maintain or provide insurance on behalf of a person who is or was a director of the Corporation against liability asserted against or incurred by the director or arising from his status as a director.

ARTICLE FIVE. The address of the Corporation's principal office is 909 West Vista Way, Vista CA 92083.

ARTICLE SIX. The address of the Corporation's registered office in the State of Colorado is Investors Fiduciary Trust Company. The name of the Corporation's registered agent at such address is 1115 Grant Street #306, Denver, Colorado 80204.

ARTICLE SEVEN. The provisions as to the management of the business and the conduct of the affairs of the Corporation shall be set forth in the Bylaws of the Corporation or as approved by the Board of Directors of the Corporation from time to time, and the same shall be in furtherance and not in limitation of the powers conferred by law.

ARTICLE EIGHT. In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation. Election of a director need not be by written ballot.

FOURTH:
The number of shares of Common Stock of the Corporation outstanding at the time of such approval, September 24, 2013, was 459,913,569 shares of Common Stock, which at the time was our only class of voting securities.

FIFTH:	The number of shares voted for the Amended and Restated Articles of Incorporation was sufficient for approval.

SIXTH:
Upon the issuance of the Amended and Restated Articles of Incorporation by the Colorado Secretary of State, these Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all prior amendments thereto or restatements thereof.

IN WITNESS WHEREOF, Eco Building Products, Inc. has caused these Amended and Restated Articles of Incorporation to be signed by Stephen Conboy, its Chief Executive Officer, this 19th day of February 2014.

/s/ Stephen Conboy
Stephen Conboy, Chief Executive Officer